Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Whit Clay – Sloane & Company
	408-519-9677	212-446-1864
	ir@tivo.com	wclay@sloanepr.com

TIVO REPORTS RESULTS FOR THE SECOND QUARTER FISCAL YEAR 2009

ENDED JULY 31, 2008

•	Adjusted EBITDA for the second quarter was $10.6 million compared to a loss of $(11.2) million in the year-ago quarter, exceeding guidance

•	Net Income for the second quarter was $2.9 million compared to a loss of $(17.7) million in the year-ago quarter

•	TiVo service on Comcast now available in Connecticut; Comcast will also continue to fund development work for the TiVo product to expand the feature set and add support for the Tru2way infrastructure

•	TiVo and Entertainment Weekly join forces to connect TV viewers with their favorite shows on an automatic basis

•	TiVo successfully launched in Australia by Seven Networks

•	YouTube videos now available on the TiVo service; TiVo now provides access to more television and broadband content choices than any other offering in the world

•

TiVo’s recent research deal with media marketing research firm TRA ties anonymous viewing behavior to product purchases in millions of homes; Significantly changing the quality of information available to marketers

ALVISO, Calif. – August 27, 2008 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for the second quarter ended July 31, 2008.

“This was another solid financial quarter for TiVo as we continued to improve our financial profile by posting substantially better than guided Adjusted EBITDA of $10.6 million and net income of $2.9 million,” said Tom Rogers, President and CEO of TiVo. “During the quarter, we made significant progress in several key areas of our business: in terms of our mass distribution strategy, Comcast has reaffirmed its long term support for our partnership as evidenced by its roll-out in Connecticut; our international footprint continues to grow with Seven’s successful introduction of TiVo to the Australian market; and on the standalone side of the business, with the recent addition of YouTube content delivered right to the TV set, our vision of creating the ultimate television dream machine is coming to fruition as subscribers now have access to the broadest array of content, options, and features in the world, delivering consumers what they want, when they want it.”

For the second quarter, service and technology revenues were $53.5 million, compared with $56.5 million for the same period last year. Adjusted EBITDA was $10.6 million, compared to guidance of $3 million to $5 million and an Adjusted EBITDA loss of $(11.2) million in the year-ago period. The better than guidance net income and Adjusted EBITDA were driven by better than expected hardware margin and lower than anticipated operating expenses, primarily from less marketing expenditures. TiVo reported net income of $2.9 million, compared to guidance of a net loss of $(2) to $(4) million and a net loss of $(17.7) million in the second quarter of last year. Net income per share was $0.03, compared to a loss of $(0.18) per share for the second quarter of last year. Note that last year’s second quarter net loss and Adjusted EBTIDA results were impacted by an $11.2 million inventory reserve related to standard definition product, and this quarter we benefitted from the utilization of $1.4 million of that inventory reserve.

In regards to our mass distribution strategy, a top Comcast executive offered the following comments on the progress the TiVo on Comcast service has made to date: “We are pleased with the progress of the TiVo service and have broadened its footprint in our New England market to Connecticut. Refinements to optimize the products’ performance have been mostly completed, significantly improving the user experience. Importantly, we intend to light up a full marketing campaign around TiVo in September and, upon this occurring, we will be announcing multiple additional markets to which TiVo will be rolled out through next year. We will also continue to fund development work for the TiVo product, which will include expanding the feature set and adding support for Tru2way infrastructure.”

Rogers stated, “Additionally, the TiVo service on Cox, which is currently in trials, is on track for a launch in Cox’s New England market later this year.”

“On the international front, Seven and TiVo successfully launched the TiVo service in Australia and because of the significant consumer demand there, retailers chose to release the product early. We are also extremely pleased with the marketing shoulder Seven is putting behind this launch as they’ve prominently featured TiVo in their marketing and programming including the Olympic opening ceremonies, their top rated morning show, and a special advertising spot they developed, which includes dozens of Australian celebrities. International distribution is an increasingly important component of our business model and there continues to be tremendous interest from international distributors for the TiVo offering.”

“In terms of our litigation with EchoStar and defending our intellectual property, we are now in the enforcement phase of the process. On September 4, 2008, there is a contempt hearing scheduled to determine whether EchoStar is in contempt of the injunction that has already been upheld by the U.S. Court of Appeals for the Federal Circuit, enjoining them from selling and operating infringing units as well as to determine further damages from EchoStar’s continued infringement after September 2006. We remain confident in the outcome and look forward to final resolution in the near-future and to realizing the value of our intellectual property.”

Mr. Rogers continued, “On the TiVo-Owned side of the business, our goal of making our standalone product a comprehensive video solution—one box, one remote, one user interface and a one-stop shop for all content from all sources is becoming a reality. We are continually adding more content choices to our offering and recently announced the availability of YouTube. TiVo can now provide access to more television and broadband content choices than any other offering in the world, with thousands of movies and televisions shows and millions of songs and videos available at any time.”

“Our continued efforts to focus on efficient marketing spend and to work with third parties who make their own marketing expenditures on behalf of TiVo is underscored by the decline of our quarterly subscription acquisition costs (SAC) to $135, a considerable decrease when compared to SAC of $758 during the same period last year even considering that the prior year’s SAC included the impact of the $11.2 million inventory reserve. We are driving TiVo sales through relationships with leading retailers and consumer electronic manufacturers that will also market the product. For example, we are currently working with many Best Buy stores in six of its larger markets where TiVo is being made available as part of a special bundled offer as the recommended cable set top box of choice to be purchased with HD televisions. Also in these markets, Best Buy is creating a TiVo-branded living-room environment, making the television entertainment experience as compelling as possible. These efforts, along with others, will enable us to build on our standalone business while we also manage subscription acquisition costs and overall marketing expenditures.”

“Another key example of our partnering with third parties to use their marketing resources to drive TiVo is the announcement we made today with the leading consumer entertainment industry magazine, Entertainment Weekly. We are teaming up with Entertainment Weekly to deliver and jointly market its ‘What to Watch’ TV picks directly to the television while TiVo automatically records the recommended shows. This ensures that broadband enabled TiVo users always have these top picks available to watch whenever they tune in. This partnership allows two powerful brands to work together to create a seamless television viewing experience, underscoring TiVo’s goal of providing easy solutions that bring together television viewing with an individual’s lifestyle. We are encouraged by the number of media companies that continue to express real interest in using TiVo’s technology to help bring innovation to their existing business models, and view these relationships as an opportunity to drive incremental subscriptions in an efficient manner.

TiVo-Owned subscription gross additions for the second quarter were approximately 36,000, compared to 41,000 gross additions for the year-ago period. The TiVo-Owned monthly churn rate was 1.5%, up from 1.3% in the prior quarter and equivalent to the rate in the fourth quarter of fiscal 2008. Overall, TiVo-Owned subscriptions ended the quarter at approximately 1.7 million. As expected, TiVo reported a net decline in MSOs/Broadcaster subscriptions during the period as DIRECTV is no longer deploying new TiVo boxes and other mass distribution deals are still in the early phases of deployment. Cumulative total subscriptions as of July 31, 2008 were 3.6 million.”

Rogers continued, “We are also making solid progress in our advertising business. TiVo has created a number of ad solutions that are aimed at overcoming the enormous challenge facing the television industry as DVR-based consumer control becomes even more pervasive. We continue to build strong relationships with many television advertisers, advertising agencies, television networks, and cable operators and are working with all of them to solve the issues that come with commercial avoidance. The progress we have made is clear: when compared to last year’s second quarter, approximately 50 percent more advertisers utilized TiVo in the second quarter of this year. This is an indication that TiVo will play a meaningful role in the future of television advertising.”

“More specifically, we continue to prove that our ad solutions are some of the most unique and innovative available to marketers. We recently announced a deal with Amazon that provides TiVo users with the ability to purchase products from Amazon.com directly from their TV sets, enabling advertisers to strategically promote merchandise on any network or program. The new Product Purchase offering garnered significant media attention largely due to the fact that the new interactive advertising solution is consistent with how people actually watch television, and brings immediacy to product purchase because it focuses on the media products themselves. Critical to its success, viewers can pause what they are watching while searching for and purchasing merchandise right from their TV, and then return to their show without having missed a second – a component absent from previous failed interactive advertising efforts attempted by many over the years. The application of this approach to the increased use of product placements as an advertising tool is also a very promising one.”

“In regards to our Audience Research & Measurement business, there is no more important issue to the business of television than understanding the impact of DVRs on viewing behavior. TiVo has been working closely with the media industry to help bring higher levels of measurability to TV advertising, similar to those achieved on the Internet. During the quarter, we launched our Power||Watch™ ratings service that provides, for the first time, a report that gives commercial ratings in a DVR environment based on demographic data. This powerful research tool is essentially a companion to our flagship Stop||Watch™ ratings service, which compiles second-by-second behavioral and viewership data from a separate anonymous sample. A critical finding of our new ratings service is that all types of viewers are fast-forwarding ads at high rates, and the notion that only ‘early adopters’ of TiVo DVRs are skipping commercials has now been debunked.”

“We also entered into an agreement with a leading media marketing research company, TRA, to license anonymous viewing data from TiVo’s standalone subscription base and market a bundled offering that provides marketers with the ability to get from a single source reports that measure the effectiveness of advertising, by analyzing the long sought correlation between advertising and precise purchasing data emanating from the very households that viewed the advertising. The TiVo-TRA offering not only provides this unique view, but does so on an unprecedented scale for up to one million households by utilizing a proprietary method of matching anonymous viewing behavior with purchasing behavior.”

Mr. Rogers concluded, “We believe this quarter we delivered strong financial results, and continued to gain traction in our mass distribution strategy, continued to expand our advertising and audience research business, and continued to take the necessary steps for us to successfully capitalize on the growth opportunities in our TiVo-Owned business in the future. We are beginning to see the results of our hard work and believe that we have all the right pieces set in motion to move the business forward.”

Management Provides Financial Guidance

For the third quarter of fiscal 2009, TiVo anticipates service and technology revenues in the range of $49 million to $51 million, a net loss in the range of ($7) million to ($9) million, and Adjusted EBITDA in the range of ($1) to $1 million.

This financial guidance is based on information available to management as of August 27, 2008. TiVo expressly disclaims any duty to update this guidance.

Management’s guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the second quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, August 27, 2008. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (888) 245-0932 (no password required). The Webcast will be archived and available through September 4, 2008 at http://www.tivo.com/ir or by calling (719) 457-0820 and entering the conference ID number 3952414.

About TiVo Inc.

Founded in 1997, TiVo (Nasdaq: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers and TiVo.com, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass(TM) recordings and WishList(R) searches and TiVo KidZone, have elevated its popularity among consumers and have created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music, and photos. With innovative features, such as TiVoToGo(TM) transfers and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way.(R)” The TiVo(R)service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience research measurement.

TiVo, “TiVo, TV your way.” Season Pass, WishList, TiVoToGo, and the TiVo Logo are trademarks or registered trademarks of TiVo Inc.’s subsidiaries worldwide. (C) 2008 TiVo Inc. All rights reserved

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s future business and growth strategies including TiVo’s mass distribution strategy and bundling efforts, profitability and financial guidance, distribution of the TiVo service domestically with Comcast and Cox and internationally with Seven in Australia, growth and innovation in TiVo’s advertising and audience research measurement business and the licensing thereof, the timing and availability of broadband content, TiVo’s software development for the cable industry, the results of TiVo’s litigation with EchoStar, TiVo’s future marketing spending and related activities, and financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008, Quarterly Report on Form 10-Q for the quarter ended April 30, 2008 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share amounts)

(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2008	2007	2008	2007
Revenues
Service revenues	$48,174	$53,376	$96,617	$107,531
Technology revenues	5,369	3,084	11,776	7,016
Hardware revenues	11,699	6,199	17,644	8,492

Net revenues	65,242	62,659	126,037	123,039
Cost of revenues
Cost of service revenues (1)	11,245	10,064	22,439	20,219
Cost of technology revenues (1)	3,124	3,696	7,044	7,203
Cost of hardware revenues	15,249	28,271	25,593	38,919

Total cost of revenues	29,618	42,031	55,076	66,341

Gross margin	35,624	20,628	70,961	56,698

Research and development (1)	15,323	15,070	30,071	29,315
Sales and marketing (1)	5,906	5,381	11,842	10,684
Sales and marketing, subscription acquisition costs	888	9,015	2,047	14,805
General and administrative (1)	10,869	10,392	21,205	21,614

Total operating expenses	32,986	39,858	65,165	76,418

Income (loss) from operations	2,638	(19,230)	5,796	(19,720)

Interest income	421	1,331	1,000	2,747
Interest expense and other	(94)	209	(181)	126

Income (loss) before income taxes	2,965	(17,690)	6,615	(16,847)
Provision for income taxes	(23)	—	(36)	(8)

Net income (loss)	$2,942	$(17,690)	$6,579	$(16,855)

Net income (loss) per common share - basic	$0.03	$(0.18)	$0.07	$(0.17)

Net income (loss) per common share - diluted	$0.03	$(0.18)	$0.06	$(0.17)

Weighted average common shares used to calculate basic net income (loss) per share	100,025,002	97,084,184	99,705,914	96,956,656

Weighted average common shares used to calculate diluted net income (loss) per share	102,217,222	97,084,184	102,489,411	96,956,656

(1) Includes stock-based compensation expense as follows:
Cost of service revenues	$239	$178	$430	$335
Cost of technology revenues	507	504	1,113	967
Research and development	2,140	1,967	4,122	3,595
Sales and marketing	336	332	876	808
General and administrative	2,352	2,261	4,510	4,177

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	July 31, 2008	January 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$105,777	$78,812
Short-term investments	—	20,294
Accounts receivable, net of allowance for doubtful accounts of $1,263 and $1,194	14,456	20,019
Inventories	9,910	17,748
Prepaid expenses and other, current	3,685	3,792

Total current assets	133,828	140,665
LONG-TERM ASSETS
Property and equipment, net	10,620	11,349
Purchased technology, capitalized software, and intangible assets, net	12,225	13,522
Prepaid expenses and other, long-term	1,735	1,513
Long-term investments	4,451	—

Total long-term assets	29,031	26,384

Total assets	$162,859	$167,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$14,211	$23,615
Accrued liabilities	25,273	28,834
Deferred revenue, current	54,357	59,341

Total current liabilities	93,841	111,790
LONG-TERM LIABILITIES
Deferred revenue, long-term	30,604	38,128
Deferred rent and other	145	309

Total long-term liabilities	30,749	38,437

Total liabilities	124,590	150,227
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001:
Authorized shares are 275,000,000;
Issued shares are 102,225,380 and 100,098,426, respectively, and outstanding shares are 102,008,361 and 99,970,947, respectively	102	100
Additional paid-in capital	808,753	792,654
Accumulated deficit	(768,507)	(775,086)
Treasury stock, at cost - 217,019 shares and 127,479 shares, respectively	(1,530)	(846)
Unrealized loss on marketable securities	(549)	—

Total stockholders’ equity	38,269	16,822

Total liabilities and stockholders' equity	$162,859	$167,049

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six Months Ended July 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$6,579	$(16,855)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	5,070	5,206
Stock-based compensation expense	11,051	9,882
Inventory write-down	—	7,486
Loss on inventory barter transaction	—	989
Allowance for doubtful accounts	69	637
Changes in assets and liabilities:
Accounts receivable	5,494	6,502
Inventories	7,838	(3,007)
Prepaid expenses and other	(115)	224
Accounts payable	(9,595)	(17,218)
Accrued liabilities	(3,561)	(8,011)
Deferred revenue	(12,508)	(15,613)
Deferred rent and other long-term liabilities	(164)	(128)

Net cash provided by (used in) operating activities	$10,158	$(29,906)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term and long-term investments	—	(15,014)
Sales of short-term investments	15,294	9,000
Acquisition of property and equipment	(2,535)	(3,900)
Acquisition of capitalized software and intangibles	(318)	(375)

Net cash provided by (used in) investing activities	$12,441	$(10,289)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	5,050	1,484
Proceeds from issuance of common stock related to employee stock purchase plan	—	1,826
Treasury Stock - repurchase of stock for tax withholding	(684)	(265)

Net cash provided by financing activities	$4,366	$3,045

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$26,965	$(37,150)

CASH AND CASH EQUIVALENTS:
Balance at beginning of period	78,812	89,079

Balance at end of period	$105,777	$51,929

TIVO INC.

OTHER DATA

					Guidance Reconciliation
	Three Months Ended July 31,		Six Months Ended July 31,		Three Months Ending
	2008	2007	2008	2007	October 31, 2008
	(In thousands)		(In thousands)		(In millions)
Net income (loss)	$2,942	$(17,690)	$6,579	$(16,855)	$(7) – $(9)
Add back:
Depreciation & amortization	2,498	2,586	5,070	5,206	$2 – $3
Interest income & expense	(405)	(1,324)	(969)	(2,724)	$(1)
Provision for income tax	23	—	36	8	$0 – $1

EBITDA	5,058	(16,428)	10,716	(14,365)	$(6)
Stock-based compensation	5,574	5,242	11,051	9,882	$5 – $7

Adjusted EBITDA	$10,632	$(11,186)	$21,767	$(4,483)	$(1) – $1

EBITDA and Adjusted EBITDA Results. TiVo’s “EBITDA” means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo’s “Adjusted EBITDA” is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. A table reconciling TiVo’s EBITDA and Adjusted EBITDA to GAAP net income is included with the condensed consolidated financial statements attached to this release. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company’s workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended July 31,
(Subscriptions in thousands)	2008	2007

TiVo-Owned Subscription Gross Additions	36	41

Subscription Net Additions/(Losses):
TiVo-Owned	(42)	(19)
MSOs/Broadcasters	(136)	(126)

Total Subscription Net Additions/(Losses)	(178)	(145)

Cumulative Subscriptions:
TiVo-Owned	1,686	1,708
MSOs/Broadcasters	1,937	2,489

Total Cumulative Subscriptions	3,623	4,197
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	60%	59%

Included in the 1,686,000 TiVo-Owned subscriptions are approximately 194,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs/Broadcasters lines refer to subscriptions sold to consumers by MSOs/Broadcasters such as DIRECTV, Cablevision Mexico, Seven(Australia), and Comcast for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.

We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions, until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six-month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. During the quarter ended April 30, 2006, we discontinued general sale of the product lifetime service option. During the quarter ended January 31, 2008, we began offering product lifetime service subscriptions only to existing customers and in May 2008 we began offering product lifetime subscriptions to all customers. Effective November 1, 2007, we have extended the period we use to recognize product lifetime subscription revenues from 48 months to 54 months for product lifetime subscriptions acquired on or before October 31, 2007. Additionally, we also increased the amortization period to 60 months for new product lifetime subscriptions acquired on or after November 1, 2007. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that some of our MSOs/Broadcasters pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended July 31,
TiVo-Owned Churn Rate	2008	2007
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,712	1,719
TiVo-Owned subscription cancellations	(78)	(60)

TiVo-Owned Churn Rate per month	-1.5%	-1.2%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities for our low cost product offerings, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2008	2007	2008	2007
Subscription Acquisition Costs	(In thousands, except SAC)

Sales and marketing, subscription acquisition costs	$888	$9,015	$18,292	$29,736
Hardware revenues	(11,699)	(6,199)	(50,950)	(41,858)
Less: MSOs/Broadcasters-related hardware revenues	4,934	—	5,632	—
Cost of hardware revenues	15,249	28,271	78,592	114,378
Less: MSOs/Broadcasters-related cost of hardware revenues	(4,515)	—	(5,096)	—

Total Acquisition Costs	4,857	31,087	46,470	102,256

TiVo-Owned Subscription Gross Additions	36	41	262	362

Subscription Acquisition Costs (SAC)	$135	$758	$177	$282

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. In the first fiscal quarter of 2008, we revised our definition of total acquisition costs. We now define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties subscription gross additions, such as MSOs/Broadcasters’ gross additions with TiVo subscriptions, in our calculation of SAC because we incur limited or no acquisition costs for these new subscriptions. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,
TiVo-Owned Average Revenue per Subscription	2008	2007
	(In thousands, except ARPU)
Total Service revenues	$48,174	$53,376
Less: MSOs/Broadcasters-related service revenues	(5,781)	(6,553)

TiVo-Owned-related service revenues	42,393	46,823
Average TiVo-Owned revenues per month	14,131	15,608
Average TiVo-Owned per month subscriptions	1,712	1,719

TiVo-Owned ARPU per month	$8.25	$9.08

	Three Months Ended July 31,
MSOs/Broadcasters Average Revenue per Subscription	2008	2007
	(In thousands, except ARPU)
Total Service revenues	$48,174	$53,376
Less: TiVo-Owned-related service revenues	(42,393)	(46,823)

MSOs/Broadcasters-related service revenues	5,781	6,553
Average MSOs/Broadcasters revenues per month	1,927	2,184
Average MSOs/Broadcasters per month subscriptions	2,009	2,554

MSOs/Broadcasters ARPU per month	$0.96	$0.86

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. ARPU does not include rebates, revenue share and other payments to channel that reduce our GAAP revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC.

We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters’ subscription service revenues and MSOs/Broadcasters’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.

We calculate ARPU per month for MSOs/Broadcasters’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs/Broadcasters’-related service revenues by the average MSOs/Broadcasters’ subscriptions for the period.

Beginning in February 2006, pursuant to the most recent amendment of our agreement with DIRECTV, TiVo began deferring a portion of the DIRECTV subscription fees equal to the fair value of the undelivered development services. Additionally, beginning in February 2007, DIRECTV began paying us a monthly fee for all DIRECTV households with DIRECTV receivers with TiVo service similar to the lower amount paid by DIRECTV for households with DIRECTV receivers with TiVo service deployed since March 15, 2002, subject to a monthly minimum payment by DIRECTV.